Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Vice President, Investor Relations 610-948-2836

October 21, 2011

Teleflex Signs Definitive Agreement to Sell Aerospace Businesses for $280 Million

Limerick, PA – Teleflex Incorporated (NYSE: TFX), a leading global provider of medical technology products, today announced that it has entered into a definitive agreement to sell its cargo systems and container aerospace businesses to a subsidiary of AAR CORP. (NYSE: AIR) for $280 million. The transaction is subject to certain regulatory approvals and other customary closing conditions and is expected to close by the end of 2011.

“Since 2007, we have been executing a strategy to transform Teleflex from a cyclical, diversified-industrial conglomerate into a pure-play medical technology company that is positioned to generate increasing levels of returns to shareholders,” stated Benson F. Smith, Chairman, President and Chief Executive Officer. “The proceeds from the divestiture of these businesses, along with our ability to continue to generate cash from operations, will enable us to further reduce our outstanding debt, as well as provide Teleflex with substantial resources to expand our market presence through prudent, strategic acquisitions.”

During the first six months of 2011, Teleflex reclassified the aerospace businesses as discontinued operations in its consolidated financial statements.

About Teleflex Incorporated
Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,600 people worldwide and serves healthcare providers in more than 130 countries. For additional information about Teleflex please refer to www.teleflex.com.

Forward-looking information
This press release contains forward-looking statements, including, but not limited to, statements relating to the expected completion date of the sale of the aerospace businesses. Actual results could differ materially from those in these forward-looking statements due to, among other things, inability to sell businesses at prices, or within time-periods, anticipated by management; unexpected expenditures in connection with the effectuation of a sale; costs and length of time required to comply with legal requirements applicable to certain aspects of the transaction, unanticipated difficulties in connection with customer reaction to the program; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.

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